SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2007

CRANE CO.

(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)
1-1657		13-1952290
(Commission File Number)		(IRS Employer Identification No.)

100 First Stamford Place, Stamford, CT		06902
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 363-7300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THIS REPORT

Section 2 – FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition.

On April 23, 2007, Crane Co. announced its results of operations for the quarter ended March 31, 2007. Copies of the related press release and quarterly financial data supplement are being furnished as Exhibits 99.1 and 99.2 to this Form 8-K.

The information furnished under Item 2.02 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2, is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SECTION 8 – OTHER EVENTS

ITEM 8.01	Other Events

The following information is provided in order to update the discussion in the Company’s previously filed reports with respect to its asbestos liability.

Information Regarding Claims and Costs in the Tort System

As of March 31, 2007, the Company was a defendant in cases filed in various state and federal courts alleging injury or death as a result of exposure to asbestos. Activity related to asbestos claims during the periods indicated was as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006
Beginning claims	85,941	89,017	89,017
New claims	1,095	1,304	4,853
Settlements	(529)	(308)	(1,043)
Dismissals	(623)	(849)	(6,886)

Ending claims *	85,884	89,164	85,941

*	Does not include 36,281 maritime actions that were filed in the United States District Court for the Northern District of Ohio and transferred to the Eastern District of Pennsylvania pursuant to an order by the Federal Judicial Panel on Multi-District Litigation (“MDL”). These claims have been placed on the inactive docket of cases that are administratively dismissed without prejudice in the MDL.

Of the 85,884 pending claims as of March 31, 2007, approximately 25,000 claims were pending in New York, approximately 28,000 claims were pending in Mississippi, approximately 9,000 claims were pending in Texas and approximately 4,000 claims were pending in Ohio, all jurisdictions in which legislation or judicial orders restrict the types of claims that can proceed to trial on the merits.

Since the termination of the comprehensive master settlement agreement (“MSA”) on January 24, 2005, the Company has been resolving claims filed against it in the tort system. The Company has not re-engaged in discussions with representatives of current or future asbestos claimants with respect to such a comprehensive settlement. While the Company believes that federal legislation to establish a trust fund to compensate asbestos claimants is the most appropriate solution to the asbestos litigation problem, there is substantial uncertainty regarding whether this will occur and, if so, when and on what terms. The Company remains committed to exploring all feasible alternatives available to resolve its asbestos liability in a manner consistent with the best interests of the Company’s shareholders.

Substantially all of the claims the Company resolves are concluded through settlements. The Company tried the Joseph Norris asbestos claim (the “Norris Claim”) to verdict in California, however, and received an adverse jury verdict on September 15, 2006. On October 10, 2006, the court entered judgment on this verdict against the Company in the amount of $2.15 million, together with interest thereon at the rate of 10% per annum until paid. The Company does not believe that the verdict was supported by the evidence. In addition, the Company believes that procedural irregularities prevented an appropriate determination of the Company’s alleged responsibility for plaintiffs’ injuries. The Company’s post-trial motions were denied by order dated December 15, 2006. On January 3, 2007, the Company appealed the judgment; the appeal is pending.

The gross settlement and defense costs incurred (before insurance and tax effects) for the Company in the three-month periods ended March 31, 2007 and 2006 totaled $21.1 million and $15.2 million, respectively. In contrast to the recognition of settlement and defense costs that reflect the current level of activity in the tort system, cash payments and receipts generally lag the tort system activity by several months or more. Cash payments of settlement amounts are not made until all releases and other required documentation are received by the Company, and payments of both settlement amounts and defense costs by insurers are subject to delays due to the transition from the Company’s primary insurers to its excess insurers. The Company’s total pre-tax cash receipts/payments for settlement and defense costs, including payments from insurers, in the three-month periods ended March 31, 2007 and 2006 totaled a $21.2 million net receipt in 2007 (reflecting the receipt of $31.5 million in previously escrowed funds from Equitas Limited (“Equitas”) and a $9.3 million net payment in 2006, respectively. Detailed below are the comparable amounts for the periods indicated.

(in millions)	Three Months Ended March 31,		Year Ended December 31,	Cumulative to Date Through
	2007	2006	2006	March 31, 2007
Settlement costs incurred (1)	$11.2	$5.8	$26.3	$93.7
Defense costs incurred (1)	9.9	9.4	42.8	126.4

Total costs incurred	$21.1	$15.2	$69.1	$220.1
Pre-tax cash receipts/(payments) (2)	$21.2	($9.3)	($40.6)	($104.5)

(1)	Before insurance recoveries and tax effects.
(2)	Net of payments received from insurers, including a $31.5 million payment from Equitas in January 2007. Amounts include certain legal fees and expenses related to the terminated MSA.

The amounts shown for settlement and defense costs incurred, and cash payments, are not necessarily indicative of future period amounts, which may be higher or lower than those reported.

In 2005, the Company did not receive significant reimbursements from insurers as the Company’s cost sharing agreement with primary insurers was essentially exhausted. The Company has negotiated coverage-in-place and other agreements with several of its excess insurers whose policies provide substantial insurance coverage for asbestos liabilities. Reimbursements from such insurers for past and ongoing settlement and defense costs allocable to their policies have been made as coverage-in-place and other agreements are reached with such insurers.

On July 22, 2005, the Company entered into an agreement to settle its insurance coverage claims for asbestos and other liabilities against certain underwriters at Lloyd’s of London reinsured by Equitas for a total payment of $33 million. Under the agreement, $1.5 million was paid to the Company in the third quarter of 2005. The balance of $31.5 million was placed into escrow for the payment of future asbestos claims and funds remaining in escrow were paid to the Company on January 4, 2007. The Company’s settlement with Equitas resolves all its claims against pre-1993 policies issued to the Company by certain underwriters at Lloyd’s of London and reinsured by Equitas.

Effective March 1, 2006, the Company entered into two agreements with Hartford Accident and Indemnity Company and certain affiliated companies (“Hartford”) settling all outstanding claims under the Company’s primary policies with Hartford for a final payment of $1.3 million and establishing a coverage-in-place arrangement for asbestos claims under the Company’s excess policies with Hartford, including a payment of $2.6 million for claims billed to Hartford through September 1, 2005. The Company received these payments in March 2006 and April 2006, respectively. The agreements with Hartford also include provisions for mutual releases, indemnification of Hartford and claims handling procedures.

Effective April 10, 2006, the Company and Everest Reinsurance Company and Mt. McKinley Insurance Company (collectively, “Everest”) reached a settlement agreement pursuant to which, among other things, Everest’s insurance coverage obligations for asbestos claims under the three historical Everest policies issued to Crane Co. were released. A $3.8 million cash payment under this settlement agreement was received by the Company on April 21, 2006.

On June 30, 2006, the Company and Fireman’s Fund Insurance Company (“Fireman’s Fund”) entered into an agreement, effective July 3, 2006, establishing a coverage-in-place arrangement for asbestos claims under the Company’s excess policies with Fireman’s Fund, including a payment of $2.3 million for claims billed to Fireman’s Fund through June 26, 2006, which was received by the Company in August 2006. The agreement with Fireman’s Fund also includes provisions for mutual releases, indemnification of Fireman’s Fund and claims handling procedures.

Effective September 7, 2006, the Company entered into a coverage-in-place agreement with Sentry Insurance (“Sentry”), regarding an excess policy issued by Sentry’s predecessor, Dairyland Insurance Company.

Effective December 20, 2006, the Company entered into a coverage-in-place agreement with Employers Insurance of Wausau (and Nationwide Indemnity Company in its capacity as claims administrator for Wausau) (“Wausau”), establishing an arrangement for asbestos claims under the Company’s excess policies with Wausau, and providing for initial payments totaling $2.6 million for claims billed to Wausau through November 30, 2006. This amount has been received by the Company. This agreement includes provisions for mutual releases, indemnification of Wausau and claims handling procedures.

Effective December 22, 2006, the Company and Century Indemnity Company and ACE Property and Casualty Company (collectively “ACE”) entered into an agreement which, among other things, established a coverage-in-place arrangement for asbestos claims under the Company’s excess policies with ACE. This agreement includes provisions for mutual releases, indemnification of ACE and claims handling procedures.

The Company anticipates that one or more additional agreements with other excess insurers, such as coverage-in-place agreements, may be executed in 2007, and the Company believes that the payment terms of such agreements will be consistent with the overall estimated future reimbursement rate of 40%, although the actual reimbursement rate will vary from period to period due to policy terms and certain gaps in coverage as described below.

Effects on the Consolidated Financial Statements

The Company has retained the firm of Hamilton, Rabinovitz & Alschuler, Inc. (“HR&A”), a nationally recognized expert in the field, to assist management in estimating the Company’s asbestos liability in the tort system. HR&A reviewed information provided by the Company concerning claims filed, settled and dismissed, amounts paid in settlements and relevant claim information such as the nature of the asbestos-related disease asserted by the claimant, the jurisdiction where filed and the time lag from filing to disposition of the claim. The methodology used by HR&A to project future asbestos costs was based largely on the Company’s experience during 2005 and 2006 for claims filed, settled and dismissed. The Company’s experience was compared to the results of previously conducted epidemiological studies estimating the number of people likely to develop asbestos-related diseases. Those studies were undertaken in connection with national analyses of the population of workers believed to have been exposed to asbestos. Using that information, HR&A estimated the number of future claims that would be filed, as well as the related settlement or indemnity costs that would be incurred to resolve those claims. This methodology has been accepted by numerous courts and is the same methodology that is utilized by the expert who is routinely retained by the asbestos claimants committee in asbestos-related bankruptcies. After discussions with the Company, HR&A assumed that costs of defending asbestos claims in the tort system would increase to $45 million in 2007 and remain at that level (with increases of 4.5% per year for inflation) indexed to the number of estimated pending claims in future years. Based on this information, HR&A compiled an estimate of the Company’s asbestos liability for pending and future claims, based on claim experience over the past two years and covering claims expected to be filed through the year 2011. Although the methodology used by HR&A will also show claims and costs for periods subsequent to 2011 (up to and including the endpoint of the asbestos studies referred to above), management believes that the level of uncertainty is too great to provide for reasonable estimation of the number of future claims, the nature of such claims or the cost to resolve them for years beyond 2011, particularly given the possibility of federal legislation within that time frame.

In the Company’s view, the forecast period used to provide the best estimate for asbestos claims and related liabilities and costs is a judgment based upon a number of trend factors, including the number and type of claims being filed each year, the jurisdictions where such claims are filed and the effect of any legislation or judicial orders in such jurisdictions restricting the types of claims that can proceed to trial on the merits and the likelihood of any comprehensive asbestos legislation at the federal level. In addition, the dynamics of asbestos litigation in the tort system have been significantly affected over the past five to ten years by the substantial number of companies that filed for bankruptcy protection, thereby staying any asbestos claims against them until the conclusion of such proceedings, and the establishment of a number of post-bankruptcy trusts for asbestos claimants, which are estimated to hold $25 billion for payments to current and future claimants. These trend factors have both positive and negative effects on the dynamics of asbestos litigation in the tort system and the related best estimate of the Company’s asbestos liability, and these effects do not move in a linear fashion but rather change over multi-year periods. Accordingly, the Company’s management monitors these trend factors over time and periodically assesses whether an alternative forecast period is appropriate. While it is reasonably possible that the Company will incur additional charges for asbestos liabilities and defense costs in excess of the amounts currently provided, the Company does not believe that any such amount can be reasonably estimated beyond 2011. Accordingly, no accrual has been recorded for any costs which may be incurred for claims made subsequent to 2011.

Management has made its best estimate of the costs through 2011 based on the analysis by HR&A completed in January 2007. A liability of $512.9 million has been recorded to cover the estimated cost of asbestos claims now pending or subsequently asserted through 2011, of which approximately 44% is attributable to settlement and defense costs for future claims projected to be filed through 2011. The liability is reduced when cash payments are made in respect of settled claims and defense costs. It is not possible to forecast when cash payments related to the asbestos liability will be fully expended; however, it is expected such cash payments will continue for many years, due to the significant proportion of future claims included in the estimated asbestos liability. An asset of $185 million has been recorded representing the probable insurance reimbursement for such claims.

Historically, a significant portion of the Company’s settlement and defense costs have been paid by its primary insurers. Following the exhaustion of most of that primary coverage, and in accordance with the settlement agreements discussed above, certain of the Company’s excess insurers have begun reimbursing the Company for a significant portion of its settlement and defense costs. The Company has substantial excess coverage policies in addition to those bound by the settlement agreements described above that are also expected to respond to asbestos claims as settlements and other payments exhaust the underlying policies. The same factors that affect developing estimates of probable settlement and defense costs for asbestos-related liabilities also affect estimates of the probable insurance payments, as do a number of additional factors. These additional factors include the financial viability of the insurance companies, the method by which losses will be allocated to the various insurance policies and the years covered by those policies, how settlement and defense costs will be covered by the insurance policies and interpretation of the effect on coverage of various policy terms and limits and their interrelationships. In addition, the timing and amount of reimbursements will vary because the Company’s insurance coverage for asbestos claims involves multiple insurers, with different policy terms and certain gaps in coverage. In addition to consulting with legal counsel on these insurance matters, the Company retained insurance consultants to assist management in the estimation of probable insurance recoveries based upon the aggregate liability estimate described above and assuming the continued viability of all solvent insurance carriers. After considering the foregoing factors and consulting with legal counsel and such insurance consultants, the Company determined its probable insurance reimbursement rate to be 40%.

Estimation of the Company’s ultimate exposure for asbestos-related claims is subject to significant uncertainties, as there are multiple variables that can affect the timing, severity and quantity of claims. The Company cautions that its estimated liability is based on assumptions with respect to future claims, settlement and defense costs based on recent experience during the last few years that may not prove reliable as predictors. A significant upward or downward trend in the number of claims filed, depending on the nature of the alleged injury, the jurisdiction where filed and the quality of the product identification, or a significant upward or downward trend in the costs of defending claims, could change the estimated liability, as would any substantial adverse verdict at trial. A legislative solution or a revised structured settlement transaction could also change the estimated liability.

Since many uncertainties exist surrounding asbestos litigation, the Company will continue to evaluate its estimated asbestos-related liability and corresponding estimated insurance reimbursement as well as the underlying assumptions and process used to derive these amounts. These uncertainties may result in the Company incurring future charges or increases to income to adjust the carrying value of recorded liabilities and assets, particularly if the number of claims and settlement and defense costs change significantly or if legislation or another alternative solution is implemented; however, the Company is currently unable to estimate such future changes. Although the resolution of these claims may take many years, the effect on results of operations and financial position in any given period from a revision to these estimates could be material.

Certain Legal Proceedings

On January 21, 2005, five of the Company’s insurers within two corporate insurer groups filed suit in Connecticut state court seeking injunctive relief against the Company and declaratory relief against the Company and dozens of the Company’s other insurers. The suit also sought temporary and permanent injunctive relief restraining the Company from participating in any further settlement discussions with representatives of asbestos plaintiffs or agreeing to any settlement unless the Company permitted the plaintiff insurers to both participate in such discussions and have a meaningful opportunity to consider whether to consent to any proposed settlement, or unless the Company elected to waive coverage under the insurers’ policies. The plaintiffs also sought expedited discovery on, among other things, the Company’s proposed global settlement. At a hearing on February 22, 2005, the Company (i) contested the application for temporary injunctive relief and expedited discovery; (ii) moved to dismiss the count of the Complaint seeking injunctive relief on the grounds that the count was moot insofar as it addressed the proposed global settlement terminated on January 24, 2005 and not appropriate for determination insofar as it sought relief regarding any future negotiations with representatives of asbestos claimants; and (iii) moved to dismiss counts of the Complaint seeking declaratory relief with respect to the proposed global settlement as moot. At the hearing, the Court denied the plaintiff insurers’ application for temporary injunctive relief and expedited discovery. In denying temporary injunctive relief, the Court stated that the plaintiffs could not show irreparable injury and that the plaintiff insurers would have an adequate remedy at law. In light of the Court’s ruling and the Company’s motions to dismiss, the insurer plaintiffs sought and received leave to amend their Complaint to remove certain declaratory relief counts and to remove or restate the remaining allegations.

On April 8, 2005, the insurer plaintiffs filed an Amended Complaint raising five counts against the Company. The Amended Complaint seeks: (i) declaratory relief regarding the Company’s rights to coverage, if any, under the policies; (ii) declaratory relief regarding the Company’s alleged breaches of the policies in connection with an alleged increase in asbestos claim counts; (iii) a declaration of no coverage in connection with allegedly time-barred claims; (iv) declaratory relief against the Company and the other insurer defendants for allocation of damages that may be covered under the insurance policies; and (v) preliminary and permanent injunctive relief. On April 18, 2005, the Company moved to dismiss the claims for injunctive relief on the grounds that the Court had no jurisdiction to consider the claims because they were speculative and unripe. On October 19, 2005, the Court denied the Company’s motion to dismiss, ruling that the injunctive claims were not unripe. Nonetheless, the Court noted that the Company later could seek summary judgment in connection with the injunctive claims if discovery shows them to be without factual basis. Everest Reinsurance Company and Mt. McKinley Insurance Company (collectively, “Everest”) are two of the plaintiffs in the Connecticut state court action. As referenced above, effective April 10, 2006, the Company and Everest reached a settlement agreement pursuant to which, among other things, Everest’s insurance coverage obligations for asbestos claims under the three historical Everest policies issued to Crane Co. were released in exchange for a $3.8 million cash payment, which was received by the Company on April 21, 2006. As also referenced above, effective December 22, 2006, the Company and two of the other plaintiffs in the action, Century Indemnity Company and ACE Property and Casualty Company (collectively “ACE”), reached an agreement pursuant to which, among other things, they established a coverage-in-place arrangement for asbestos claims under the Company’s excess policies with ACE. The Company continues to believe it has meritorious defenses to all the counts of the Amended Complaint and cross-claims filed among the other parties, and intends to defend this matter vigorously.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

(a)	None

(b)	None

(c)	None

(d)	Exhibits

99.1	Earnings Press Release dated April 23, 2007, issued by Crane Co.

99.2	Crane Co. Quarterly Financial Data Supplement for the quarter ended March 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRANE CO.

Dated: April 23, 2007	By:	/s/ J. Robert Vipond
J. Robert Vipond
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Earnings Press Release dated April 23, 2007, issued by Crane Co.

99.2	Crane Co. Quarterly Financial Data Supplement for the quarter ended March 31, 2007.

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